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                                     [LOGO]

July 13, 1998

To: The Board of Directors
DEP Corporation
2101 East Via Arado
Rancho Dominguez, California 90220

Gentlemen:

    We understand that Henkel KGaA ("Henkel") has proposed to purchase all of the outstanding stock of DEP Corporation ("DEP" or the "Company") from the public stockholders (the "Public Stockholders") at a price of $5.25 per share, payable in cash. Such transaction and all related transactions are referred to collectively herein as the "Transaction."

    You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction.

    In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. reviewed the Company's annual reports to shareholders and on Form 10-K for the fiscal years ended 1997 and 1996 and quarterly report on Form 10-Q for the quarter ended April 30, 1998;

     2.   reviewed copies of the following agreements:

       The Agreement and Plan of Merger between the Company and Henkel;

       The Stockholder Option Agreements between Henkel and each of Robert Berglass, The
         Berglass Charitable Remainder Trust and The Berglass 1995 Irrevocable Trust;

       The Stock Option Agreement between the Company and Henkel;

       and other related agreements;

     3. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

     4.   visited certain facilities and business offices of the Company;

     5. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ended July 31, 1999 through 2003;

                              L o s  A n g e l e s
                             1930 Century Park West
                       Los Angeles, California 90067-6802
                      Tel  310.553.8871  Fax  310.553.2173

  Investment advisory services through Houlihan Lokey Howard & Zukin Financial
                                    Advisors

N e w Y o r k                         C h i c a g o                        S a n
F r a n c i s c o           M i n n e a p o l i s           W a s h i n g t o n,
D. C.             D a l l a s             A t l a n t a            T o r o n t o
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     6.   reviewed the historical market prices and trading volume for the
Company's publicly traded securities;

     7. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

     8. reviewed drafts of certain documents to be delivered at the closing of the Transaction; and

     9. conducted such other studies, analyses and inquiries as we have deemed appropriate.

    We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

    We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

    Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Public Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.